Exhibit 10.7

APTOSE BIOSCIENCES INC.

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (the ''Agreement'"), made between Aptose Biosciences Inc. (the "Company") and Rafael Bejar, M.D., Ph.D. ("Executive," and together with the Company, the "Parties"), is entered into as of December 4, 2019. In the event Executive's employment with the Company does not commence on or prior to January 1, 2020, this Agreement shall be null and void.

WHEREAS, the Company desires for Executive to commence employment with the Company on January 1, 2019, and wishes to provide Executive with certain compensation and benefits in return for such employment; and

WHEREAS, Executive wishes to be employed by the Company and to provide personal services to the Company in return for certain compensation and benefits;

Now, THEREFORE, in consideration of the mutual promises and covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereto agree as follows:

1.	Employment by the Company.

1.1               Position. Executive shall serve as the Company's Chief Medical Officer. While employed by the Company, Executive will devote Executive's best efforts and substantially all of Executive's business time and attention to the business of the Company, except for approved vacation periods and reasonable periods of illness or other incapacities permitted by the Company's general employment policies.

1.2               Duties and Location. Executive shall perform such duties as are required by the Company's Chief Executive Officer, to whom Executive will report. In the event of the Chief Executive Officer's incapacity or unavailability, Executive will report to the Board of Directors of the Company (the "Board"). Executive's primary office location shall be the Company's executive office located at 12270 High Bluff Drive, Suite 120, San Diego, California 92130. The Company reserves the right to reasonably require Executive to perform Executive's duties at places other than Executive's primary office location from time to time, and to require reasonable business travel. The Company may modify Executive's job title and duties as it deems necessary and appropriate in light of the Company's needs and interests from time to time.

1.3               Policies and Procedures. The employment relationship between the Parties shall be governed by the general employment policies and practices of the Company, except that when the terms of this Agreement differ from or are in conflict with the Company's general employment policies or practices, this Agreement shall control.

2.	Compensation.

2.1               Base Salary. For services to be rendered hereunder, Executive shall receive a base salary at the rate of U.S. $400,000 per year (the "Base Salary"). The Base Salary will be payable in accordance with the Company's regular payroll schedule. Executive's Base Salary shall be subject to review annually by and at the sole discretion of the Board or its designee.

2.2               Bonus. Commencing in 2020, Executive will be eligible for an annual discretionary bonus of up to forty percent (40%) of Executive's then current Base Salary (the "Annual Bonus"). Whether Executive receives an Annual Bonus for any given fiscal year, and the amount of any such Annual Bonus, will be determined in the good faith discretion of the Board or its designee based upon the Company's and Executive's achievement of objectives and milestones to be determined on an annual basis by the Board or its designee. Any such Annual Bonus will be paid prior to the fifteenth (15th) day of the third (3rd) month following the close of the Company's fiscal year to which such Annual Bonus relates. Except as otherwise provided in Section 6.2 herein, the Company’s payment, and the amount, of any such Annual Bonus shall be in the sole discretion of the Company, and any such Annual Bonus will not be deemed earned unless Executive is an employee of the Company in good standing on the dates the Annual Bonus is determined and paid.

3.                   Standard Company Benefits. Executive shall, in accordance with Company policy and the terms and conditions of the applicable Company benefit plan documents, be eligible to participate in the benefit and fringe benefit programs provided by the Company to its U.S. based executive officers and other employees from time to time, including, without limitation, vacation. Executive shall be entitled to four (4) weeks of vacation per year, which will accrue in accordance with Company policy.

4.                   Expenses. The Company will reimburse Executive for reasonable travel, entertainment or other expenses incurred by Executive in furtherance or in connection with the performance of Executive's duties hereunder, in accordance with the Company's expense reimbursement policy as in effect from time to time. Any amounts payable under this Section 4 shall be made in accordance with Treasury Regulation Section 1.409A-3(i)(1)(iv) and shall be paid on or before the last day of Executive's taxable year following the taxable year in which Executive incurred the expenses. The amounts provided under this Section 4 during any taxable year of Executive's will not affect such amounts provided in any other taxable year of Executive's, and Executive's right to reimbursement for such amounts shall not be subject to liquidation or exchange for any other benefit.

5.                   Equity. Subject to approval by the Board, and pursuant to the Company’s equity plan (the “Plan”), the Company shall grant Executive an award of options to purchase 400,000 shares of the Company’s common stock, at an exercise price equal to the stock’s fair market value per share on the date of grant (the “Option”). The Option will be subject to the terms and conditions of the Plan, and the corresponding grant notice and stock option agreement, and will be subject to the Company's standard four-year vesting schedule.

6.	Termination of Employment; Severance.

6.1               At-Will Employment. Executive's employment relationship is at-will. Either Executive or the Company may terminate the employment relationship at any time, with or without Cause (as defined below) or advance notice. If Executive's employment terminates for any reason, Executive shall not be entitled to any payments, benefits, damages, awards or compensation other than as provided in this Agreement. Upon any termination of Executive's employment, in addition to any severance benefits to which Executive may be entitled under Section 6.2 below, the Company shall pay to Executive (a) his or her fully earned but unpaid base salary, through the date of termination at the rate then in effect, plus (b) all accrued but unpaid vacation, plus (c) all other amounts to which Executive is entitled under any compensation plan or practice of the Company at the time of termination in accordance with the terms of such plans or practices, including, without limitation, any continuation of benefits required by COBRA or applicable law (together, the "Accrued Obligations").

6.2	Termination Without Cause; Resignation for Good Reason.

(i)                    The Company may terminate Executive's employment with the Company at any time without Cause (as defined in Section 10.1 below). Further, Executive may resign at any time for Good Reason (as defined in Section 10.2 below).

(ii)                 In the event Executive's employment with the Company is terminated by the Company without Cause (and other than as a result of Executive's death or Permanent Disability (as defined in Section 6.3(i) below)), or Executive resigns for Good Reason, then provided that Executive satisfies the Release Requirement in Section 7 herein, and remains in compliance with the terms of this Agreement and the Confidentiality Agreement (as defined below), the Company shall provide Executive with the following "Severance Benefits":

(a)                A lump sum cash payment equal to Executive's annual Base Salary (i.e., a full payment of one year’s salary at the Base Salary rate) at the time of employment termination (without giving effect to any reduction in Base Salary that would give Executive the right to resign for Good Reason) to be paid by the Company on the first payroll date following the Effective Date of the Release (as defined below), but in no event more than seventy-five (75) days following the date of Executive's termination of employment.

(b)               A lump sum cash payment in an amount equal to the average of the Annual Bonus payments Executive received from the Company during the last three years of employment completed prior to the year of the employment termination (or such lesser number of years of employment completed by Executive prior to the year of the employment termination if Executive has not yet been employed for three full years prior to the year of the employment termination), pro-rated based on the number of days Executive worked during the fiscal year of the employment termination, divided by 365, to be paid by the Company on the first payroll date following the Effective Date of the Release, but in no event more than seventy-five (75) days following the date of Executive's termination of employment.

(c)                If the Company has previously established a group health plan in which Executive participates prior to Executive's termination and Executive timely elects COBRA coverage following any such termination, the Company will pay Executive for the full amount of such COBRA premiums for himself or herself and his or her covered dependents (on a monthly basis) for a period of up to twelve (12) months following the date of termination; provided, that, if and to the extent that any benefit described in this Section 6.2(ii)(c) is not or cannot be paid or provided under any Company plan or program without penalties or adverse tax consequences to the Company or for any other reason, as determined by the Company in its sole discretion, then the Company shall pay Executive a fully taxable cash payment equal to the COBRA premium for each month that such benefits cannot be so paid or provided by the Company for a period of up to twelve (12) months following the date of termination; provided, further, that the COBRA payments or, if applicable, the taxable monthly payment discussed above, shall terminate on the earliest to occur of (A) the close of the 12-month period following the termination of Executive's employment; (B) the expiration of Executive's (or Executive's dependents') eligibility for coverage under COBRA; and (C) the date when Executive becomes eligible for group health insurance coverage in connection with new employment or self-employment. If Executive becomes eligible for coverage under another employer's group health plan or otherwise ceases to be eligible for COBRA coverage during the period provided in this Section 6.2(ii)(c), Executive must immediately provide written notice to the Company of such event, and the Company-provided COBRA payments, or if applicable, the monthly payments under this Section 6.2(ii)(c) shall immediately cease.

(iii)             Furthermore, in the event Executive's employment with the Company is terminated by the Company pursuant to Section 6.2(ii), in either case, within sixty (60) days immediately preceding or twelve (12) months immediately following the consummation of a Change in Control (as defined below), then, in lieu of (and not additional to) the severance benefits described in Section 6.2(ii), and provided that Executive satisfies the Release Requirement in Section 7 herein and remains in compliance with the terms of this Agreement and the Confidentiality Agreement, the Company shall instead provide Executive with the following benefits (the "Change in Control Severance Benefits"). For the avoidance of doubt: (A) in no event will Executive be entitled to severance benefits under Section 6.2(ii) and this Section 6.2(iii), and (B) if the Company has commenced providing severance benefits to Executive under Section 6.2(ii) prior to the date that Executive becomes eligible to receive Change in Control Severance Benefits under this Section 6.2(iii), the benefits previously provided to Executive under Section 6.2(ii) of this Agreement shall reduce the severance benefits provided under this Section 6.2(iii):

(a)                A lump sum cash payment in an amount equal to eighteen (18) months of Executive's annual Base Salary (without giving effect to any reduction in Base Salary that would give Executive the right to resign for Good Reason), to be paid in a single lump sum during the first payroll date following the later of (i) the Effective Date of the Release or (ii) if Executive's termination of employment occurs prior to a Change in Control, the date of such Change in Control, but in no event more than seventy-five (75) days following the date of Executive's termination of employment.

(b)               A lump sum cash payment in an amount equal to 150% of the average of the Annual Bonus payments Executive received from the Company during the last three years of employment completed prior to the year of the employment termination (or such lesser number of years of employment completed by Executive prior to the year of the employment termination if Executive has not yet been employed for three full years prior to the year of the employment termination), pro-rated based on the number of days Executive worked during the fiscal year of the employment termination, divided by three hundred sixty-five (365), to be paid by the Company on the first payroll date following the later of (i) the Effective Date of the Release or (ii) if Executive's termination of employment occurs prior to a Change in Control, the date of such Change in Control, but in no event more than seventy-five (75) days following the date of Executive's termination of employment.

(c)                If the Company has previously established a group health plan in which Executive participates prior to Executive's termination and Executive timely elects COBRA coverage following any such termination, the Company will pay Executive for the full amount of such COBRA premiums for himself or herself and his or her covered dependents (on a monthly basis) for a period of up to twelve (12) months following the date of termination; provided, that, if and to the extent that any benefit described in this Section 6.2(iii)(c) is not or cannot be paid or provided under any Company plan or program without penalties or adverse tax consequences to the Company or for any other reason, as determined by the Company in its sole discretion, then the Company shall pay Executive a fully taxable cash payment equal to the COBRA premium for each month that such benefits cannot be so paid or provided by the Company for a period of up to twelve (12) months following the date of termination; provided, further, that the COBRA payments or, if applicable, the monthly payment discussed above, shall terminate on the earliest to occur of (A) the close of the 12-month period following the termination of Executive's employment; (B) the expiration of Executive's (or Executive's covered dependents) eligibility for coverage under COBRA; and (C) the date when Executive becomes eligible for group health insurance coverage in connection with new employment or self-employment. If Executive becomes eligible for coverage under another employer's group health plan or otherwise ceases to be eligible for COBRA coverage during the period provided in this Section 6.2(iii)(c), Executive must immediately provide written notice to the Company of such event, and the Company-provided COBRA payments, or if applicable, the monthly payments under this Section 6.2(iii)(c) shall immediately cease.

(d)               Notwithstanding anything to the contrary set forth in the Company's equity plan or form of award agreement, effective as of Executive's employment termination date, the vesting and exercisability of all then outstanding unvested Stock Awards (as defined below) then held by Executive shall accelerate such that all shares become immediately vested and exercisable, if applicable, by Executive upon such termination and shall remain exercisable, if applicable, following Executive's termination as set forth in the applicable equity award documents.

6.3               Termination for Cause; Resignation Without Good Reason; Death or Permanent Disability.

(i)                 The Company may terminate Executive's employment with the Company for Cause. Further, Executive may resign at any time without Good Reason. Executive's employment with the Company will also terminate automatically upon Executive's death. Executive's employment may also be terminated following Executive's "Permanent Disability." For purposes of this Agreement, “Permanent Disability” shall be deemed to have occurred if Executive shall become physically or mentally incapacitated or disabled or otherwise unable fully to discharge his duties hereunder for a period of ninety (90) consecutive calendar days or for one hundred twenty (120) calendar days in any one hundred eighty (180) calendar-day period. The existence of Executive's Permanent Disability shall be determined by the Company on the advice of a duly licensed physician reasonably acceptable to the Company and Executive.

(ii)               If Executive resigns without Good Reason, or the Company terminates Executive's employment for Cause, or upon Executive's death or following Executive's Permanent Disability, then (a) Executive will no longer vest in his or her Stock Awards, (b) all payments of compensation by the Company to Executive hereunder will terminate immediately (except as to amounts already earned and the Accrued Obligations), and (c) Executive will not be entitled to any severance benefits, including (without limitation) the Severance Benefits and Change in Control Benefits listed in Sections 6.2(ii) and 6.2(iii). In addition, Executive shall resign from all positions and terminate any relationships as an employee, advisor, officer or director with the Company and any of its affiliates, each effective on the date of termination. In the event of Executive's death or Permanent Disability, Executive, or his estate or heirs, as the case may be, shall also be entitled to any life insurance or disability benefits provided under the Company's benefit plans in which Executive participates, subject to the terms and conditions of such plans.

7.                   Conditions to Receipt of Severance Benefits and Change in Control Severance Benefits. Notwithstanding the foregoing, to be eligible for any of the Severance Benefits or Change in Control Severance Benefits, on or within sixty (60) days following the termination of employment, Executive must satisfy the requirement (the "Release Requirement") to return to the Company a signed and dated general release of all known and unknown claims in a form acceptable to the Company (the "Release and Waiver") and allow that Release and Waiver to become effective in accordance with its terms (such date, the "Effective Date of the Release"). No Severance Benefits or Change in Control Severance Benefits will be paid hereunder prior to the Effective Date of the Release. Accordingly, if Executive breaches the preceding sentence and/or refuses to sign and deliver to the Company an executed Release and Waiver within the foregoing time period or signs and delivers to the Company the Release and Waiver but exercises his or her right, if any, under applicable law to revoke the Release and Waiver (or any portion thereof), then Executive will not be entitled to any severance, payment or benefit under this Agreement.

8.                   Section 409A. It is intended that all of the severance benefits and other payments payable under this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Section 409A of the Internal Revenue Code of 1986, as amended (the "Code") and the regulations and other guidance thereunder and any state law of similar effect (collectively "Section 409A"), provided under Treasury Regulations l.409A-1(b)(4), 1.409A- l (b)(5) and 1.409A-l (b)(9), and this Agreement will be construed to the greatest extent possible as consistent with those provisions, and to the extent not so exempt, this Agreement (and any definitions hereunder) will be construed in a manner that complies with Section 409A. For purposes of Code Section 409A (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), Executive's right to receive any installment payments under this Agreement (whether severance payments, reimbursements or otherwise) shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment. Notwithstanding anything herein to the contrary, to the extent any payments to Executive pursuant to this Agreement (including the Severance Benefits or Change in Control Severance Benefits) constitute “non-qualified deferred compensation” subject to Section 409A of the Code, then, to the extent required by Section 409A of the Code (including, without limitation, to secure an exemption from or to comply with Section 409A), no amount shall be payable pursuant to such sections unless Executive's termination of employment constitutes a “separation from service” with the Company (as defined under Treasury Regulation Section 1.409A-1(h), without regard to any alternative definition thereunder, a "Separation from Service"). Notwithstanding any provision to the contrary in this Agreement, if Executive is deemed by the Company at the time of Executive's Separation from Service to be a "specified employee" for purposes of Code Section 409A(a)(2)(B)(i), and if any of the payments upon Separation from Service set forth herein and/or under any other agreement with the Company are deemed to be "deferred compensation", then to the extent delayed commencement of any portion of such payments is required in order to avoid a prohibited distribution under Code Section 409A(a)(2)(B)(i) and the related adverse taxation under Section 409A, such payments shall not be provided to Executive prior to the earliest of (a) the expiration of the six-month and one day period measured from the date of Executive's Separation from Service with the Company, (b) the date of Executive's death or (c) such earlier date as permitted under Section 409A without the imposition of adverse taxation. Upon the first business day following the expiration of such applicable Code Section 409A(a)(2)(B)(i) period, all payments deferred pursuant to this Paragraph shall be paid in a lump sum to Executive, and any remaining payments due shall be paid as otherwise provided herein or in the applicable agreement. No interest shall be due on any amounts so deferred. If any severance benefits provided under this Agreement constitute "non-qualified deferred compensation" under Section 409A, any such severance benefits shall not be paid, or in the case of installments shall not commence payment, until the sixtieth (60th) day following the Executive's Separation from Service (the "Initial Payment Date"), regardless of when the Release actually becomes effective (and any payments scheduled to be made prior to such Initial Payment Date shall instead accrue and be paid in a single lump sum on such Initial Payment Date) and the remaining payments shall be made as provided in this Agreement.

9.	Section 280G; Limitations on Payment.

9.1               If any payment or benefit Executive will or may receive from the Company or otherwise (a "280G Payment") would (a) constitute a "parachute payment" within the meaning of Section 280G of the Code, and (b) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the "Excise Tax"), then any such 280G Payment provided pursuant to this Agreement (a "Payment") shall be equal to the Reduced Amount. The "Reduced Amount" shall be either (x) the largest portion of the Payment that would result in no portion of the Payment (after reduction) being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount (i.e., the amount determined by clause (x) or by clause (y)), after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in Executive's receipt, on an after-tax basis, of the greater economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in a Payment is required pursuant to the preceding sentence and the Reduced Amount is determined pursuant to clause (x) of the preceding sentence, the reduction shall occur in the manner (the "Reduction Method") that results in the greatest economic benefit for Executive. If more than one method of reduction will result in the same economic benefit, the items so reduced will be reduced pro rata (the "Pro Rata Reduction Method").

9.2               Notwithstanding any provision of Section 9.1 to the contrary, if the Reduction Method or the Pro Rata Reduction Method would result in any portion of the Payment being subject to taxes pursuant to Section 409A that would not otherwise be subject to taxes pursuant to Section 409A, then the Reduction Method and/or the Pro Rata Reduction Method, as the case may be, shall be modified so as to avoid the imposition of taxes pursuant to Section 409A as follows: (A) as a first priority, the modification shall preserve to the greatest extent possible, the greatest economic benefit for Executive as determined on an after-tax basis; (B) as a second priority, Payments that are contingent on future events (e.g., being terminated without Cause), shall be reduced (or eliminated) before Payments that are not contingent on future events; and (C) as a third priority, Payments that are "deferred compensation" within the meaning of Section 409A shall be reduced (or eliminated) before Payments that are not deferred compensation within the meaning of Section 409A.

9.3                   Unless Executive and the Company agree on an alternative accounting firm or law firm, the accounting firm engaged by the Company for general tax compliance purposes as of the day prior to the effective date of the Change in Control transaction shall perform the foregoing calculations. If the accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the Change in Control transaction, the Company shall appoint a nationally recognized accounting or law firm to make the determinations required by this Section 9. The Company shall bear all expenses with respect to the determinations by such accounting or law firm required to be made hereunder. The Company shall use commercially reasonable efforts to cause the accounting or law firm engaged to make the determinations hereunder to provide its calculations, together with detailed supporting documentation, to Executive and the Company within fifteen (15) calendar days after the date on which Executive's right to a 280G Payment becomes reasonably likely to occur (if requested at that time by Executive or the Company) or such other time as requested by Executive or the Company.

9.4               If Executive receives a Payment for which the Reduced Amount was determined pursuant to clause (x) of Section 9.1 and the Internal Revenue Service determines thereafter that some portion of the Payment is subject to the Excise Tax, Executive agrees to promptly return to the Company a sufficient amount of the Payment (after reduction pursuant to clause (x) of Section 9.1) so that no portion of the remaining Payment is subject to the Excise Tax. For the avoidance of doubt, if the Reduced Amount was determined pursuant to clause (y) of Section 9.1, Executive shall have no obligation to return any portion of the Payment pursuant to the preceding sentence.

10.	Definitions.

10.1            Cause. For purposes of this Agreement, "Cause" for termination will mean: (a) Executive's commission of any felony or commission of a crime involving dishonesty; (b) Executive's participation in any fraud against the Company; (c) a material breach of Executive's duties to the Company; (d) Executive's persistent unsatisfactory performance of his job duties; (e) Executive's intentional damage to any property of the Company; (f) Executive's misconduct, or other violation of Company policy that causes harm to the Company; and (g) Executive's breach of any material provision of this Agreement or any other written agreement between Executive and the Company; provided, however, that prior to the determination that “Cause” under this Section 10.1 has occurred, the Company shall (i) provide to Executive a written notice providing, in reasonable detail, the reasons for the determination that such “Cause” exists, (ii) other than with respect to clause (a) above, afford Executive a reasonable opportunity to remedy any such event or breach (if deemed curable), (iii) provide Executive an opportunity to be heard prior to the final decision to terminate Executive's employment hereunder for such “Cause” and (iv) make any decision that such “Cause” exists in good faith.

10.2            Good Reason. For purposes of this Agreement, Executive shall have "Good Reason" for resignation from employment with the Company if any of the following actions are taken by the Company without Executive's prior written consent: (a) a material reduction in Executive's Base Salary, other than in connection with an across-the-board decrease of base salaries applicable to all senior executives of the Company; (b) a material reduction in Executive's duties (including responsibilities and/or authorities), provided, however, that a change in job position (including a change in title) shall not be deemed a "material reduction" in and of itself unless Executive's new duties are materially reduced from the prior duties; or (c) relocation of Executive's principal place of employment to a place that increases Executive's one-way commute from the Executive’s residence (after the relocation agreed by Executive and the Company in Section 1.2) by more than fifty (50) miles as compared to Executive's then-current principal place of employment immediately prior to such relocation. In order for Executive to resign for Good Reason, each of the following requirements must be met: (i) Executive must provide written notice to the Company's Chief Executive Officer within 60 days after the first occurrence of the event giving rise to Good Reason setting forth the basis for Executive's resignation, (ii) the Executive must allow the Company at least 30 days from receipt of such written notice to cure such event (the "Cure Period"), (iii) such event is not reasonably cured by the Company within the Cure Period, and (iv) Executive must resign from all positions Executive then holds with the Company not later than 30 days after the expiration of the Cure Period.

10.3                Change in Control. For purposes of this Agreement, "Change in Control" shall mean the consummation of any of the following: (a) the acquisition of the Company by another entity by means of any transaction or series of related transactions to which the Company is party (including, without limitation, any stock acquisition, reorganization, merger or consolidation but excluding any sale of stock for capital raising purposes) other than a transaction or series of transactions in which the holders of the voting securities of the Company outstanding immediately prior to such transaction continue to retain (either by such voting securities remaining outstanding or by such voting securities being converted into voting securities of the surviving entity), following such transaction, at least fifty percent (50%) of the total voting power represented by the voting securities of the surviving entity outstanding immediately after such transaction or series of transactions; (b) a sale, lease or other conveyance of all or substantially all of the assets of the Company; or (c) any liquidation, dissolution or winding up of the Company, whether voluntarily or involuntarily. Notwithstanding the foregoing, the Company and Executive agree that Change in Control does not include any reorganization, sale or plan of arrangement undertaken to move the domicile of the Company to the U.S., pursuant to which the Company will become a wholly-owned subsidiary of a Delaware corporation. Notwithstanding the foregoing, if a Change in Control constitutes a payment event with respect to any payment hereunder that provides for the deferral of compensation that is subject to Section 409A, to the extent required to avoid the imposition of additional taxes under Section 409A, the transaction or event with respect to such payment shall only constitute a Change in Control for purposes of the payment timing of such payment if such transaction also constitutes a “change in control event,” as defined in Treasury Regulation Section 1.409A-3(i)(5).

10.4                "Stock Awards" means all stock options, restricted stock and such other awards granted pursuant to the Company’s stock option and equity incentive award plans or agreements and any shares of stock issued upon exercise thereof.

11.	Confidential Information Obligations.

11.1            Confidential Information Agreement. As a condition of employment, Executive shall execute and abide by the Company's standard form of Employee Proprietary Information and Inventions Assignment Agreement (the "Confidentiality Agreement").

11.2            Third-Party Agreements and Information. Executive represents and wan-ants that Executive's employment by the Company does not conflict with any prior employment or consulting agreement or other agreement with any third party, and that Executive will perform Executive's duties to the Company without violating any such agreement. Executive represents and warrants that Executive does not possess confidential information arising out of prior employment, consulting, or other third party relationships, that would be used in connection with Executive's employment by the Company, except as expressly authorized by that third party. During Executive's employment by the Company, Executive will use in the performance of Executive's duties only information which is generally known and used by persons with training and experience comparable to Executive's own, common knowledge in the industry, otherwise legally in the public domain, or obtained or developed by the Company or by Executive in the course of Executive's work for the Company.

11.3            Return of Company Property. If Executive's employment is terminated for any reason, the Company shall have the right, at its option, to require Executive to vacate his or her offices prior to or on the effective date of termination and to cease all activities on the Company’s behalf. Upon the termination of his or her employment in any manner, as a condition to the Executive's receipt of any post-termination benefits described in this Agreement, Executive shall immediately surrender to the Company all lists, books, records and documents of, or in connection with, the Company’s business, and all other property belonging to the Company, it being distinctly understood that all such lists, books and records, and other documents and property, are the property of the Company. Executive shall deliver to the Company a signed statement certifying compliance with this Section 11.3 prior to the receipt of any post-termination benefits described in this Agreement.

11.4            Rights and Remedies Upon Breach. If Executive breaches or threatens to commit a breach of any of the provisions of this Section 11 or Section 12 below, the Company shall have all of the rights and remedies available to the Company under law or in equity.

11.5            Whistleblower Provision. Nothing herein shall be construed to prohibit Executive from communicating directly with, cooperating with, or providing information to, any government regulator, including, but not limited to, the U.S. Securities and Exchange Commission, the U.S. Commodity Futures Trading Commission, or the U.S. Department of Justice. Executive acknowledges that the Company has provided Executive with the following notice of immunity rights in compliance with the requirements of the Defend Trade Secrets Act: (a) Executive shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of proprietary information of the Company that is made in confidence to a Federal, State, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, (b) Executive shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of proprietary information of the Company that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal and (c) if Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Executive may disclose the proprietary information to my attorney and use the proprietary information in the court proceeding, if Executive files any document containing the proprietary information under seal, and does not disclose the proprietary information, except pursuant to court order.

12.	Outside Activities During Employment; Non-Solicitation.

12.1            Non-Company Business. Except with the prior written consent of the Board or the Chief Executive Officer of the Company, Executive will not during the term of Executive's employment with the Company undertake or engage in any other employment, occupation or business enterprise, other than ones in which Executive is a passive investor. Subject to the terms of the Confidentiality Agreement and Section 12.2 below, Executive may engage in civic and not-for-profit activities so long as such activities do not materially interfere with the performance of Executive's duties hereunder. Executive agrees that he or she will not join any boards, other than civic and not-for-profit boards (which do not materially interfere with Executive's duties to the Company), without the prior written approval of the Board, which approval shall not be unreasonably withheld.

12.2            No Adverse Interests. During the term of Executive's employment, Executive agrees not to acquire, assume or participate in, directly or indirectly, any position, investment or interest known to be adverse or antagonistic to the Company, its business or prospects, financial or otherwise. In addition, and in furtherance of the provisions of this Section 12, except as may otherwise be approved in writing by the Board or the Chief Executive Officer of the Company, during the period of Executive's employment, Executive shall not have any ownership interest (of record or beneficial) in, or perform services as an employee, salesman, consultant, independent contractor, officer or director of, or otherwise aid or assist in any manner, any firm, corporation, partnership, proprietorship or other business that engages in any county, city or part thereof in the United States and/or any foreign country in a business which competes directly or indirectly (as determined by the Board) with the Company’s business in such county, city or part thereof, so long as the Company, or any successor in interest of the Company to the business and goodwill of the Company, remains engaged in such business in such county, city or part thereof or continues to solicit customers or potential customers therein; provided, however, that Executive may own, directly or indirectly, solely as an investment, securities of any entity which are traded on any national securities exchange if Executive (a) is not a controlling person of, or a member of a group which controls, such entity; or (b) does not, directly or indirectly, own one percent (1%) or more of any class of securities of any such entity.

12.3            Solicitation of Employees. Executive shall not during the term of Executive’s employment and for a period of twelve (12) months following Executive’s termination of employment, directly or indirectly, solicit or encourage to leave the employment of the Company or any of its subsidiaries, any employee of the Company or any of its subsidiaries.

13.               Insurance; Indemnification. The Company shall have the right to take out life, health, accident, “key-man” or other insurance covering Executive, in the name of the Company and at the Company’s expense in any amount deemed appropriate by the Company. Executive shall assist the Company in obtaining such insurance, including, without limitation, submitting to any required examinations and providing information and data required by insurance companies. Executive will be provided with indemnification against third party claims related to his or her work for the Company as required by applicable law, including advancement of attorneys’ fees and costs related to any such indemnification as provided by applicable law. The Company shall provide Executive with directors and officers liability insurance coverage at least as favorable as that which the Company may maintain from time to time for the directors of the Company or the other executive officers.

14.               Dispute Resolution.

14.1            In the event of any dispute, claim, cause of action or disagreement (a “Dispute”) arising out of or in connection to this Agreement, including, without limitation, the negotiation, execution, interpretation, performance or non-performance of this Agreement, as well as Executive's employment with the Company or the termination thereof, the Parties shall attempt to resolve the Dispute in non-binding mediation administered by JAMS, Inc. ("JAMS") or its successors. The parties shall agree on a mediator or if they cannot agree, the dispute shall be submitted to the mediation process of JAMS. The place of mediation shall be San Diego, California. If the Dispute is not resolved pursuant to the foregoing procedure within thirty (30) days after the initial mediation meeting among the parties and the mediator, or if the mediation is otherwise terminated, then either Party may submit the Dispute to arbitration pursuant to Section 14.2 below. Each Party shall pay the fees of its own attorneys and all other expenses connected with presenting its case. Other costs of the mediation, including JAMS' administrative fees, the fee of the mediator, and all other fees and costs, shall be borne by the Company.

14.2            To ensure the rapid and economical resolution of Disputes, including any and all Disputes, in law or equity, including but not limited to statutory claims, arising from or relating to the enforcement, breach, performance, or interpretation of this Agreement, Executive's employment with the Company, or the termination of Executive's employment from the Company, shall be resolved pursuant to the Federal Arbitration Act, 9 U.S.C. §1-16, and to the fullest extent permitted by law, by final, binding and confidential arbitration conducted in San Diego, California by JAMS or its successors before a single arbitrator, under the JAMS Employment Arbitration Rules & Procedures (which can be found at https://www.jamsadr.com/rules-employment-arbitration/, and which will be provided to Executive on request); provided that the arbitrator shall issue a written arbitration decision including the arbitrator’s essential findings and conclusions and a statement of the award. The judgment and award rendered by the arbitrator may be entered in any court or tribunal of competent jurisdiction. This Section 14 is intended to be the exclusive method for resolving any and all claims by the parties against each other for payment of damages under this Agreement or relating to Executive’s employment; provided, however, that (i) Executive shall retain the right to file administrative charges with or seek relief through any government agency of competent jurisdiction, and to participate in any government investigation, including but not limited to (a) claims for workers’ compensation, state disability insurance or unemployment insurance; (b) claims for unpaid wages or waiting time penalties brought before the California Division of Labor Standards Enforcement (or any similar agency in any applicable jurisdiction other than California); provided, however, that any appeal from an award or from denial of an award of wages and/or waiting time penalties shall be arbitrated pursuant to the terms of this Agreement; and (c) claims for administrative relief from the United States Equal Employment Opportunity Commission and/or the California Department of Fair Employment and Housing (or any similar agency in any applicable jurisdiction other than California). Executive and the Company shall be entitled to all rights and remedies that either would be entitled to pursue in a court of law; provided, however, that in no event shall the arbitrator be empowered to hear or determine any class or collective claim of any type. Nothing in this Agreement is intended to prevent either Executive or the Company from obtaining injunctive relief (or any other provisional remedy) in any court of competent jurisdiction pursuant to California Code of Civil Procedure Section 1281.8 (or similar statute of an applicable jurisdiction) to prevent irreparable harm (including, without limitation, pending the conclusion of any arbitration), which, to the extent applicable, shall be brought in the state or federal courts of California, as applicable. The Company shall pay all fees relating to the administration of the arbitration, including the arbitrator’s fees, arbitration expenses and any other costs unique to the arbitration proceeding (recognizing that each side shall bear its own deposition, witness, expert and attorney’s fees and other expenses to the same extent as if the matter were being heard in court). In the event that a Party refuses to acknowledge his or its obligation to arbitrate a Dispute or files an action in court that is subject to arbitration pursuant to this Section 14.2, and the Executive or the Company seeks to compel arbitration pursuant to this Section 14.2, or if either Party brings an action to enforce an arbitration award hereunder, the prevailing party shall be entitled to attorneys' fees and costs pursuant to applicable law. In addition, if a Party to this Agreement hereafter pursues any dispute by any method other than as set forth herein, the responding Party shall be entitled to recover from the initiating Party all damages, costs, expenses and attorneys' fees incurred as a result of defending such action. Both Executive and the Company acknowledge that by agreeing to this arbitration procedure, each waiveS the right to resolve any such dispute through a trial by jury or judge or administrative proceeding.

15.	General Provisions.

15.1            Notices. Any notices provided must be in writing and will be deemed effective upon the earlier of personal delivery (including delivery by email or facsimile transmission upon acknowledgment of receipt of electronic transmission) or the next day after sending by overnight carrier, to the Company at its primary office location (with any email notice to the Chief Executive Officer of the Company at his primary Company email address) and to Executive at the address (or email address) as listed on the Company payroll.

15.2            Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction to the extent possible in keeping with the intent of the Parties.

15.3            Waiver. Any waiver of any breach of any provisions of this Agreement must be in writing to be effective, and it shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

15.4               Complete Agreement. This Agreement, together with the Confidentiality Agreement, constitutes the entire agreement between Executive and the Company with regard to the subject matter hereof and is the complete, final, and exclusive embodiment of the Company's and Executive's agreement with regard to this subject matter, and supersedes any prior agreements between Executive and the Company, including, without limitation, the offer letter between Executive and the Company dated November 6, 2019. This Agreement is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. It cannot be modified or amended except in a writing signed by Executive and a duly authorized officer of the Company.

15.5              Counterparts. This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one Party, but both of which taken together will constitute one and the same Agreement.

15.6              Headings. The headings of the paragraphs hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.

15.7              Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive and the Company, and their respective successors, assigns, heirs, executors and administrators, except that Executive may not assign any of his or her duties hereunder and he or she may not assign any of his or her rights hereunder without the written consent of the Company, which shall not be withheld unreasonably.

15.8            Tax Withholding. All amounts payable to Executive will be subject to appropriate payroll deductions and withholdings.

15.9            Governing Law; Consent to Personal Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of California without regard to the conflict of laws provisions thereof. Executive hereby expressly consents to the personal jurisdiction of the state and federal courts located in San Diego County, California for any lawsuit filed by Executive or by the Company arising from or related to this Agreement or Executive's employment with the Company

15.10        Survival. The covenants, agreements, representations and warranties contained in or made in Sections 6 through 15 of this Agreement shall survive any termination of this Agreement.

15.11        Third-Party Beneficiaries. This Agreement does not create, and shall not be construed as creating, any rights enforceable by any person not a Party to this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement on the day and year first written above.

APTOSE BIOSCIENCES INC.

By: ___________________________________

Name: William G. Rice, Ph.D.

Title: Chairman, President & CEO

Date: __________________________________

EXECUTIVE

_______________________________________

Print Name: Rafael Bejar, M.D., Ph.D.

Date: __________________________________

15